                          AGREEMENT AND PLAN OF MERGER


                          DATED AS OF FEBRUARY 15, 1999

                                     BETWEEN

                           HUDSON GENERAL CORPORATION

                                       AND

                             GLGR ACQUISITION CORP.
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                                TABLE OF CONTENTS

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
ARTICLE I             THE TENDER OFFER.....................................................        1

        SECTION 1.01.     The Tender Offer.................................................        1

        SECTION 1.02.     Company Action...................................................        2

ARTICLE II            THE MERGER...........................................................        3

        SECTION 2.01.     Agreement to Effect Merger.......................................        3

        SECTION 2.02.     The Merger.......................................................        3

        SECTION 2.03.     Effective Time...................................................        3

        SECTION 2.04.     Effects of the Merger............................................        4

        SECTION 2.05.     Certificate of Incorporation.....................................        4

        SECTION 2.06.     Bylaws...........................................................        4

        SECTION 2.07.     Directors and Officers...........................................        4

        SECTION 2.08.     Stockholders Meeting.............................................        4

ARTICLE III           CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...................        5

        SECTION 3.01.     Conversion of Securities.........................................        5

        SECTION 3.02.     Exchange of Certificates and Cash................................        5

        SECTION 3.03.     Stock Transfer Books.............................................        7

        SECTION 3.04.     Stock Options; Payment Rights....................................        7

        SECTION 3.05.     Dissenting Shares................................................        7

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................        7

        SECTION 4.01.     Organization and Qualifications; Subsidiaries....................        7

        SECTION 4.02.     Certificate of Incorporation and Bylaws..........................        8

        SECTION 4.03.     Capitalization...................................................        8

        SECTION 4.04.     Authority Relative to This Agreement.............................        8

        SECTION 4.05.     No Conflict; Required Filings and Consents.......................        9

        SECTION 4.06.     Opinion of Financial Advisor.....................................        9

        SECTION 4.07.     Board Approval...................................................       10

        SECTION 4.08.     Brokers..........................................................       10

        SECTION 4.09.     SEC Filings......................................................       10

        SECTION 4.10.     Schedule 14D-9...................................................       10

        SECTION 4.11.     Cash and Investment Securities...................................       11

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF ACQUISITION........................       11

        SECTION 5.01.     Organization and Qualification...................................       11
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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
        SECTION 5.02.     Authority Relative to This Agreement.............................       11

        SECTION 5.03.     No Conflict; Required Filings and Consents.......................       11

        SECTION 5.04.     Brokers..........................................................       12

        SECTION 5.05.     Financial Capability.............................................       12

        SECTION 5.06.     Capitalization of Acquisition....................................       12

        SECTION 5.07.     Offer Document...................................................       12

ARTICLE VI            CONDUCT OF BUSINESS PENDING THE MERGER...............................       13

        SECTION 6.01.     Conduct of Business by the Company Pending the Merger............       13

ARTICLE VII           ADDITIONAL COVENANTS.................................................       14

        SECTION 7.01.     Access to Information; Confidentiality...........................       14

        SECTION 7.02.     Proxy Statement..................................................       14

        SECTION 7.03.     Action by Stockholders...........................................       14

        SECTION 7.04.     No Solicitation..................................................       15

        SECTION 7.05.     Directors' and Officers' Insurance and Indemnification...........       16

        SECTION 7.06.     Further Action; Best Efforts.....................................       17

        SECTION 7.07.     Public Announcements.............................................       17

        SECTION 7.08.     Conveyance Taxes.................................................       18

        SECTION 7.09.     Employee Benefits................................................       18

        SECTION 7.10.     Knowledge of Breach..............................................       18

ARTICLE VIII          CLOSING CONDITIONS...................................................       19

        SECTION 8.01.     Conditions to Obligations of Each Party to Effect the Merger.....       19

        SECTION 8.02.     Additional Conditions to Obligations of Acquisition..............       19

        SECTION 8.03.     Additional Conditions to Obligations of the Company..............       20

ARTICLE IX            TERMINATION, AMENDMENT AND WAIVER....................................       20

        SECTION 9.01.     Termination......................................................       20

        SECTION 9.02.     Effect of Termination............................................       21

        SECTION 9.03.     Amendment........................................................       21

        SECTION 9.04.     Waiver...........................................................       22

        SECTION 9.05.     Fees, Expenses and Other Payments................................       22

ARTICLE X             GENERAL PROVISIONS...................................................       22

        SECTION 10.01.    Effectiveness of Representations, Warranties and Agreements......       22

        SECTION 10.02.    Notices..........................................................       22
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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
        SECTION 10.03.    Certain Definitions..............................................       23

        SECTION 10.04.    Headings.........................................................       24

        SECTION 10.05.    Severability.....................................................       24

        SECTION 10.06.    Entire Agreement.................................................       24

        SECTION 10.07.    Assignment.......................................................       24

        SECTION 10.08.    Parties in Interest..............................................       24

        SECTION 10.09.    Governing Law....................................................       24

        SECTION 10.10.    Submission to Jurisdiction; Waivers..............................       24

        SECTION 10.11.    Enforcement of this Agreement....................................       25

        SECTION 10.12.    Counterparts.....................................................       25
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
                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of February 15, 1999 (the "Agreement"), between HUDSON GENERAL CORPORATION, a Delaware corporation (the "Company"), and GLGR ACQUISITION CORP., a Delaware corporation (the "Acquisition").

                              W I T N E S S E T H:


        WHEREAS, upon the terms and subject to the conditions of this Agreement
(a) Acquisition will offer (the "Tender Offer") to purchase all the outstanding common stock, par value $1.00 per share, of the Company ("Common Stock") at a price per share, net to the seller, in cash of $76.00 per share of Common Stock (that price, or any greater amount per share Acquisition pays pursuant to the Tender Offer, being the "Tender Offer Price"), and (b) if Acquisition purchases the shares which are tendered in response to the Tender Offer, as promptly as practicable, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Acquisition will merge with and into the Company in a transaction (the "Merger") pursuant to which each outstanding share of Common Stock (other than shares owned by Acquisition) shall be converted into the right to receive in cash per share of Common Stock an amount equal to the Tender Offer Price, each as more fully set forth herein;

        WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of the Special Committee (as defined in Section 1.01(d)), has determined that the Tender Offer and the Merger are fair to and in the best interests of the Company and its stockholders and would be more beneficial to the Company and its stockholders than either the transaction (the "Proposed Management Transaction") which was the subject of an Agreement and Plan of Merger dated as of November 22, 1998, as amended on February 9, 1999 (the "River Acquisition Agreement") or any other proposal to acquire the Company or its Common Stock which has been received by the Company as of the date hereof, and has approved this Agreement, Acquisition's purchasing the shares which are tendered in response to the Tender Offer, the Merger and the other transactions contemplated hereby and has recommended approval and adoption of this Agreement by the stockholders of the Company.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                THE TENDER OFFER

         SECTION 1.01. The Tender Offer. (a) Not later than the first business day after the date of this Agreement, Acquisition will make a public announcement of the Tender Offer.

                  (b) Within five business days after Acquisition makes a public announcement of the Tender Offer, Acquisition will file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Tender Offer (together with any amendments or supplements, the "Schedule 14D-1"), including forms of an offer to purchase, a letter of transmittal and a summary advertisement (the Schedule 14D-1 and the documents included in it by which the Tender Offer will be made, as they may be supplemented or amended, being the "Offer Documents") to purchase for cash all outstanding shares of Common Stock at the Tender Offer Price, subject to there being validly tendered and not withdrawn prior to the expiration of the Tender Offer, that number of shares of Common Stock which, together with the Shares beneficially owned by Acquisition or its affiliates, constitute at least a majority of the shares of Common Stock outstanding on a fully diluted basis (the "Minimum

Condition") and to the other conditions set forth in Annex A hereto. Promptly after that, Acquisition will communicate the Tender Offer to the record holders and beneficial owners of the Common Stock. Each of Acquisition and the Company will promptly correct any information provided by it for use in the Offer Documents if and to the extent that information becomes incomplete or inaccurate in any material respect, and Acquisition will supplement or amend the Offer Documents to the extent required by the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder, file the amended or supplemented Offer Documents with the SEC and, if required, disseminate the amended Offer Documents to the Company's stockholders. The Company and its counsel will be given a reasonable opportunity to review the Offer Documents and any amendments or supplements to them before they are filed with the SEC or disseminated to the Company's stockholders.

                  (c) The day on which the Tender Offer expires (the "Expiration Date") will not be earlier than 20 business days, and (except as provided in
Section 1.01(d)) will not be later than 30 business days, after the day on which the Schedule 14D-1 is filed with the SEC.

                  (d) Subject to the conditions to the Tender Offer set forth on Annex A and the other conditions set forth in this Agreement, Acquisition will, promptly after the initial Expiration Date or any permitted extended Expiration Date, accept for payment and pay for all the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn. The obligation of Acquisition to accept for payment and pay for shares which are properly tendered and not withdrawn will not be subject to any conditions other than the Minimum Condition (which may not be waived) and those set forth on Annex A. Acquisition will not, without the consent of the Company acting through the Special Committee of its Board of Directors (the "Special Committee"), (i) decrease the Tender Offer Price below that described in the first "Whereas" clause, (ii) decrease the number of shares being solicited in the Tender Offer,
(iii) change the form of consideration payable in the Tender Offer, or (iv) modify or add to the conditions set forth on Annex A or otherwise modify the terms of the Tender Offer set forth in this Agreement. Notwithstanding the foregoing, Acquisition agrees to extend the Tender Offer for one or more periods of not more than 10 business days, the last of which will end no later than May 31, 1999, if at the initial expiration date of the Tender Offer, or any extension thereof, the Minimum Condition or the condition to the Tender Offer requiring the expiration or termination of any applicable waiting periods under the HSR Act is not satisfied. If (A) the Tender Offer is modified to increase the Tender Offer Price or in any other manner permitted by this Agreement, Acquisition may extend the Expiration Date until not more than 10 business days after the day on which Acquisition makes a public announcement of the modification, (B) anyone other than Acquisition makes a tender offer for Common Stock before the Tender Offer expires, Acquisition may extend the Expiration Date until not more than 10 business days after the other tender offer expires, or (C) Acquisition is prevented by an order of a court or other governmental agency from accepting shares which are tendered in response to the Tender Offer, Acquisition may extend the Expiration Date until 10 business days after Acquisition is able to accept shares without violating any order of any court or other governmental agency.

         SECTION 1.02. Company Action. (a) The Company approves of and consents to the Tender Offer and represents and warrants that its Board of Directors, based on a recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated by it are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated by it, including the Tender Offer and the Merger, and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares in response to the Tender Offer, and adopt and approve this Agreement and the Merger. Simultaneously with the execution of this Agreement, each of the directors and executive officers of the Company has indicated to the Company that he or she intends to tender and sell his or her shares of Common Stock in response to the Tender Offer, except that directors and executive officers whose sales of their shares in response to the Tender Offer might result in liability under Section 16(b) of the Exchange Act intend that if they do not tender and sell their shares in response to the Tender Offer, they will vote their shares in favor of the Merger. Notwithstanding anything contained in this subparagraph (a) or elsewhere in this Agreement, if the Board, based on a recommendation of the Special Committee after consultation with independent legal counsel, determines, in good faith to withdraw, modify or amend the recommendation, because the failure to do so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law, that withdrawal, modification or amendment will not constitute a breach of this Agreement.

                  (b) The Company will file with the SEC, promptly after Acquisition files the Schedule 14D-1, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements, the "Schedule 14D-9") containing the recommendations described in subparagraph (a) and will disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company and Acquisition each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that information is or becomes incomplete or inaccurate in any material respect and the Company will file any corrected Schedule 14D-9 with the SEC and disseminate the corrected Schedule 14D-9 to the Company's stockholders to the extent required by the Exchange Act or the rules and regulations under it.

                  (c) In connection with the Tender Offer, the Company will promptly furnish Acquisition with mailing labels, security position listings and any other available listing or computer files containing the names and addresses of the record holders or beneficial owners of shares of Common Stock as of a recent date and the Company will furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its representatives may reasonably request in order to communicate the Tender Offer to the record holders and beneficial owners of the Common Stock. Subject to the requirements of applicable law, Acquisition will hold in confidence the information contained in any such labels, listings or files, and will use that information only in connection with the Tender Offer and the Merger. If this Agreement is terminated, Acquisition will return to the Company the originals and all copies of that information which are in Acquisition's possession.

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01. Agreement to Effect Merger. If (a) Acquisition accepts and pays for the shares which are properly tendered in response to the Tender Offer and not withdrawn, and (b) the conditions to the Merger set forth in
Section 8.01 are satisfied or waived, Acquisition will take all steps in its power, including voting all the Common Stock it beneficially owns or otherwise has the power to vote in favor of adoption of this Agreement and approval of the Merger, to cause Acquisition to be merged into the Company on the terms and with the effects set forth in Sections 2.02 through 2.07.

         SECTION 2.02. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 2.03), Acquisition shall be merged with and into the Company. Following the Merger, the separate existence of Acquisition shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 2.03. Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and by making any related filings required under the DGCL in connection with the

Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as is specified in the Certificate of Merger (the "Effective Time" or the "Closing").

         SECTION 2.04. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 2.05. Certificate of Incorporation. The certificate of incorporation of the Company immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Certificate") until thereafter amended in accordance with the DGCL.

         SECTION 2.06. Bylaws. The bylaws of Acquisition immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the Surviving Certificate and the DGCL.

         SECTION 2.07. Directors and Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

         SECTION 2.08. Stockholders Meeting. (a) If the conditions described in clauses (a) and (b) of Section 2.01 are satisfied, and if approval by the Company's stockholders is required by applicable law in order to consummate the Merger, the Company will:

                           (i) duly call, serve notice of, convene and hold a
special meeting of its stockholders as soon as practicable following the Expiration Date for the purpose of adopting this Agreement and approving the Merger (the "Stockholders Meeting");

                           (ii) as promptly as practicable after the Expiration
Date, (A) file with the SEC a proxy statement or information statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") and other proxy soliciting materials relating to the Stockholders Meeting, (B) respond promptly to any comments made by the staff of the SEC with respect to the Proxy Statement or other proxy soliciting materials, (C) cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the Expiration Date, and (D) in all other respects, use its best efforts to cause its stockholders to adopt this Agreement and approve the Merger; and

                           (iii) include in the Proxy Statement the
recommendation of the Board, based on the unanimous recommendation of the Special Committee, that the stockholders of the Company vote in favor of the adoption of this Agreement and approve the Merger, unless the Board, based upon written advice from its counsel, determines in good faith that the failure to amend or withdraw that recommendation could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law.

                  (b) Notwithstanding the foregoing, in the event that Acquisition shall acquire at least 90% of the outstanding shares of Common Stock in the Tender Offer, the parties hereto shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Tender Offer, without a meeting of stockholders of Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 3.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holders of any of the following securities:

                  (a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 3.01(b) and any Dissenting Shares (as defined below)) shall be converted into the right to receive an amount in cash equal to the Tender Offer Price, without interest (the "Merger Consideration"). At the Effective Time, each share of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than shares to be canceled pursuant to Section 3.01(b) and any Dissenting Shares) shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3.02, an amount in cash per share equal to the Merger Consideration. The holders of such certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by law.

                  (b) Each share of capital stock of the Company (i) held in the treasury of the Company or by any wholly owned subsidiary of the Company or (ii) owned by Acquisition or any of its subsidiaries shall automatically be canceled, retired and cease to exist without any conversion thereof and no payment shall be made with respect thereto.

                  (c) Each share of common stock of Acquisition outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         SECTION 3.02. Exchange of Certificates and Cash. (a) Exchange Agent. At or before the Effective Time, Acquisition shall enter into an agreement providing for the matters set forth in this Section 3.02 (the "Exchange Agent Agreement") with a bank or trust company selected by Acquisition and reasonably acceptable to the Company (the "Exchange Agent"), authorizing such Exchange Agent to act as Exchange Agent in connection with the Merger. Immediately prior to the Effective Time, Acquisition shall deposit or shall cause to be deposited with or for the account of the Exchange Agent, for the benefit of the holders of shares of Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 3.01(b)), an amount in cash equal to the Merger Consideration payable pursuant to Section 3.01(a) (such cash funds are hereafter referred to as the "Exchange Fund").

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquisition will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 3.01(b)) (the "Certificates"), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquisition may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the

Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquisition, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of shares of Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this
Article III to the transferee of such shares if the Certificate evidencing such shares of Common Stock is presented to the Exchange Agent and is properly endorsed or otherwise in proper form for transfer. The signature on the Certificate or any related stock power must be properly guaranteed and the person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Common Stock formerly represented by such Certificate. The Exchange Fund shall not be used for any purpose other than as set forth in this Article III. Any interest, dividends or other income earned on the investment of cash held in the Exchange Fund shall be for the account of the Surviving Corporation.

                  (c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Common Stock for one year following the Effective Time shall be delivered to the Surviving Corporation, upon demand. Any holders of Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

                  (d) No Liability. None of Acquisition, the Surviving Corporation or the Company shall be liable to any holder of shares of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

                  (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against Acquisition, the Surviving Corporation or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

         SECTION 3.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. Any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason at or after the Effective Time shall be exchanged for the Merger Consideration pursuant to the terms hereof.

         SECTION 3.04. Stock Options; Payment Rights. (a) Subject to Section 3.04(b), each Option (as defined below) which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled and the Company Option Plans (as defined below) shall be assumed by the Surviving Corporation, in each case at and as of the Effective Time, and each holder of such canceled Options shall be paid by the Surviving Corporation as soon as practicable, but in any event within five days after the Effective Time, for each such Option, an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option by (ii) the number of shares issuable upon exercise of such Option, subject to any required withholding of taxes.

                  (b) Prior to the Effective Time, the Company shall use its best efforts to (i) obtain any consents from holders of the Options and (ii) make any amendments to the terms of the Company Option Plans and any Options granted thereunder that, in the case of either (i) or (ii) are necessary or appropriate to give effect to the transactions contemplated by this Section 3.04.

         SECTION 3.05. Dissenting Shares. (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders (i) who shall not have voted in favor of adoption of this Agreement and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration unless such stockholders fail to perfect, withdraw or otherwise lose their right to appraisal. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of the DGCL. If, after the Effective Time, any such stockholder fails to perfect, withdraws or loses its right to appraisal, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Common Stock in the manner set forth in
Section 3.02.

                  (b) The Company shall give Acquisition prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and relating thereto. Acquisition shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquisition, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquisition that:

         SECTION 4.01. Organization and Qualifications; Subsidiaries. The Company and each significant subsidiary of the Company (a "Company Subsidiary") within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing would not have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect").

         SECTION 4.02. Certificate of Incorporation and Bylaws. Acquisition has been given access by the Company to a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

         SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 7,000,000 shares of Common Stock and 100,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). As of December 31, 1998, (a) 1,744,949 shares of Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (b) no shares of Preferred Stock were issued and outstanding and no action had been taken by the Board of Directors of the Company with respect to the designation of the rights and preferences of any series of Preferred Stock; (c) 37,100 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options (the "Options") granted pursuant to the Company's 1981 Non-Qualified Stock Option and Stock Appreciation Rights Plan and 1981 Incentive Stock Option and Stock Appreciation Rights Plan (collectively, the "Company Option Plans"); (d) 357,311 shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company; (e) no Company Subsidiary owns any shares of the Company's capital stock; and (f) there are no securities of any Company Subsidiary outstanding which are convertible into or exercisable or exchangeable for capital stock of the Company. Except as set forth above, no shares of capital stock or other voting securities of the Company have been issued, are reserved for issuance or are outstanding. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

         SECTION 4.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock the "Company Stockholder Approval"), and the filing and recordation of appropriate merger documents as required by, and in accordance with, the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by

Acquisition, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

         SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company's Restated Certificate of Incorporation, as amended to the date hereof (the "Company Charter"), or its by-laws, or the certificate of incorporation, by-laws or other equivalent organizational documents of any Company Subsidiary, or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as previously disclosed to Acquisition in a letter dated February 15, 1999, result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any properties or assets of the Company or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which the Company or any subsidiary is a party or by which the Company or any subsidiary, or any of their respective properties or assets, is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (B) would not, individually or in the aggregate, have a Company Material Adverse Effect. Without limiting what is said above, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, conflict with or violate the River Acquisition Agreement or give anybody any rights under the River Acquisition Agreement, except for rights to terminate the River Acquisition Agreement and rights to reimbursement of expenses under clause (x) of Section 8.05(b) of the River Acquisition Agreement.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) any applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), (B) the pre-merger notification requirements of the HSR Act,
(C) the filing and recordation of appropriate merger and similar documents as required by the DGCL, (D) filings under the rules and regulations of the American Stock Exchange, Inc. and (E) filings and consents under any applicable foreign laws, including, without limitation, the antitrust laws or laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and any filings and consents which may be required by any foreign environmental, health or safety laws or regulations pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (y) would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.06. Opinion of Financial Advisor. Allen & Company Incorporated has delivered to the Special Committee (as defined below) its opinion substantially to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company pursuant to the Tender Offer and the Merger is fair to such stockholders from a financial point of view.

         SECTION 4.07. Board Approval. The Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, at a meeting duly called and held and at which a quorum was present and voting, unanimously
(a) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders, (b) approved this Agreement, the Merger and the other transactions contemplated hereby, and (c) resolved to recommend approval and adoption of this Agreement by the Company's stockholders.

         SECTION 4.08. Brokers. No broker, finder or investment banker (other than Allen & Company Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The fees of Allen & Company Incorporated with regard to
(i) the Merger (based on a Tender Offer Price and Merger Consideration of $76.00 per share) and the other transactions contemplated hereby, (ii) the transactions contemplated by the River Acquisition Agreement, and (iii) any other proposed transactions relating to sale of the Company or substantially all its stock or assets, will not in total exceed $1,650,000.

         SECTION 4.09. SEC Filings.

                  (a) Since June 30, 1997, the Company has filed with the SEC all forms, statements, reports and other documents it has been required to file under the Exchange Act.

                  (b) The Company's Annual Report on Form 10-K for the year ended June 30, 1998 (the "1998 10-K") and its Reports on Form 10-Q for the periods ended September 30, 1998 and December 31, 1998 (the "10-Q's") which were filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the 1998 10-K all were prepared, and the financial information included in the 10-Q's was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles applied on a consistent basis (except that financial information included in the 10-Q's is subject to normal year end adjustments) and presented fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. At the date of this Agreement, the Company has not filed any reports with the SEC with regard to any period which ended, or any event which occurred, after December 31, 1998, except a Current Report on Form 8-K filed on February 10, 1999.

         SECTION 4.10. Schedule 14D-9. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offering Documents will, at the respective times the Schedule 14D-9 and the Schedule 14D-1 are filed with the SEC and first published, sent or given to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. However, the Company does not make any representations or warranties with respect to information supplied by Acquisition or any of its affiliates or representatives for inclusion in the Schedule 14D-9 or with respect to the Offering Documents (except to the extent of information supplied by the Company for inclusion in the Offering Documents). The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

         SECTION 4.11. Cash and Investment Securities. At the date of this Agreement the Company and its subsidiaries (including Hudson General LLC) had, and at the Effective Time the Company and its subsidiaries will have, cash and cash equivalents and investment securities available for sale totaling at least $45,000,000.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF ACQUISITION

Acquisition hereby makes to the Company the representations and warranties set forth below:

         SECTION 5.01. Organization and Qualification. Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Acquisition and its subsidiaries, taken as a whole ("Acquisition Material Adverse Effect").

         SECTION 5.02. Authority Relative to This Agreement. (a) Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquisition and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Acquisition and no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement or to consummate such transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Acquisition and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Acquisition, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

                  (b) The transactions which are the subject of this Agreement have been approved by the Executive Board of Deutsche Lufthansa AG (the "Lufthansa Executive Board") which includes the senior members of the management of Deutsche Lufthansa AG, and the Lufthansa Executive Board has recommended to the Supervisory Board of Deutsche Lufthansa AG (the "Lufthansa Supervisory Board") that it approve those transactions.

         SECTION 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Acquisition do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws of Acquisition, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquisition or by which any of its properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any properties or assets of Acquisition pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which Acquisition is a party or by which Acquisition or any of its properties or assets is bound or affected, except in the case of clauses
(ii) and

(iii), for any such conflicts, violations, breaches, defaults or other occurrences which (x) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Acquisition from performing its obligations under this Agreement in any material respect, or (y) would not, individually or in the aggregate, have a Acquisition Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Acquisition do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Acquisition will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements, if any, of the Exchange Act, the Securities Act and state takeover laws, (B) the pre-merger notification requirements of the HSR Act, (C) filing and recordation of appropriate merger and similar documents as required by the DGCL and (D) filings and consents under applicable foreign law, including, without limitation, the antitrust laws or laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and any filings and consents which may be required by any foreign environmental, health or safety laws or regulations pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (x) prevent or delay consummation of the Merger in any material respect or otherwise prevent Acquisition from performing its obligations under this Agreement in any material respect, or (y) would not, individually or in the aggregate, have a Acquisition Material Adverse Effect.

         SECTION 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Acquisition and its affiliates.

         SECTION 5.05. Financial Capability. GlobeGround GmbH ("GlobeGround"), a German company, which is guaranteeing the obligations of Acquisition under this Agreement, and is agreeing to provide the funds which Acquisition requires to pay for the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn and the funds which the Surviving Corporation will need to pay the Merger Consideration as contemplated by this Agreement, has adequate funds (including funds which are available from its parent, Deutsche Lufthansa AG, and funds which are available under existing credit lines) to enable it to provide the funds which Acquisition requires to pay for the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn and the funds which the Surviving Corporation will need to pay the Merger Consideration and cash out all outstanding Options, and to fulfill all GlobeGround's other obligations as guarantor of the obligations of Acquisition under this Agreement.

         SECTION 5.06. Capitalization of Acquisition. The authorized capital stock of Acquisition consists of 1,000 shares of Common Stock, par value $.01 per share ("Acquisition Common Stock"). As of the date hereof, 200 shares of Acquisition Common Stock are outstanding, all of which (i) were validly issued, and are fully paid and nonassessable and (ii) are owned by LAGS (USA), Inc., a Delaware corporation, which is a wholly owned subsidiary of GlobeGround, which in turn is a wholly owned subsidiary of Deutsche Lufthansa AG.

         SECTION 5.07. Offer Document. Neither the Offer Documents nor any information supplied by Acquisition for inclusion in the Schedule 14D-9 will, at the respective times the Schedule 14D-1 and the Schedule 14D-9 are filed with the SEC and first published, sent or given to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If a Proxy Statement is mailed to the Company's stockholders, on the date the Proxy Statement is mailed to the

Company's stockholders and on the date of the Stockholders Meeting, if there is one, none of the information supplied by Acquisition for inclusion in the Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting or the solicitation of proxies to be used at the Stockholders Meeting. However, Acquisition does not make any representations or warranties with respect to information supplied by the Company or any of its affiliates or representatives for inclusion in the Offer Documents, or with respect to the Schedule 14D-9 or the Proxy Statement (except to the extent of information supplied by Acquisition for inclusion in the Schedule 14D-9 or the Proxy Statement). The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 6.01. Conduct of Business by the Company Pending the Merger. Except as required by the River Acquisition Agreement, as it is in effect on the date of this Agreement, the Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Acquisition shall have consented (which consent shall not be unreasonably withheld), neither the Company nor any Company Subsidiary shall:

                  (a) conduct its business in any manner other than in the ordinary course of business consistent with past practice;

                  (b) amend or propose to amend its certificate of incorporation or by-laws;

                  (c) authorize for issuance, issue, grant, sell, pledge, redeem or acquire for value any of its or their securities, including options, warrants, commitments, stock appreciation rights, subscriptions, rights to purchase or otherwise (other than the issuance of equity securities upon the conversion of outstanding convertible securities or in connection with any dividend reinvestment plan or any Benefit Plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws, or the exercise of options or warrants outstanding as of the date of this Agreement and in accordance with the terms of such options or warrants in effect on the date of this Agreement);

                  (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock or other equity interests, except for (i) the regular semi-annual dividends of $.50 per share which shall be paid consistent with past practice and (ii) dividends and other distributions declared and paid by a Company Subsidiary only to the Company (and also to LAGS (USA) Inc. in the case of Hudson General LLC), or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

                  (e) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including tax accounting policies and procedures);

                  (f) take any action that would, or could reasonably be expected to result in, any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

                  (g) authorize any of, or commit or agree to take any of, the foregoing actions.

                                  ARTICLE VII

                              ADDITIONAL COVENANTS

         SECTION 7.01. Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall (and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and each of the Company Subsidiaries to) afford the officers, employees and agents of Acquisition ("Acquisition's Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish Acquisition's Representatives with all financial, operating and other data and information as may from time to time be reasonably requested. Acquisition agrees to, and to cause its Representatives to, hold all information it receives as a result of the access afforded as required by this Section in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to Acquisition from a third party which, insofar as Acquisition is aware, is not under an obligation to the Company, or to a subsidiary of the Company, to keep the information confidential, (iii) was known to Acquisition or its affiliates (which include GlobeGround and LAGS (USA), Inc.) before it was made available to Acquisition or its Representatives by reason of this Section, or (iv) otherwise was independently developed by Acquisition or its affiliates. If this Agreement is terminated prior to the Effective Time, Acquisition will, at the request of the Company, deliver to the Company all documents and other material obtained by Acquisition or its Representatives from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Acquisition or its Representatives.

         SECTION 7.02. Proxy Statement. (a) Except as provided in Section 2.08(b), if Acquisition accepts and pays for the shares which are tendered in response to the Tender Offer and stockholder approval of the Merger is required by applicable law or by the rules of the American Stock Exchange (if they are applicable), as soon as practicable after the Expiration Date, the Company shall prepare the Proxy Statement in form and substance reasonably satisfactory to Acquisition and, if required by the Exchange Act, file it with the SEC. Acquisition shall furnish to the Company such information concerning itself and its affiliates as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Proxy Statement will comply in all material respects with applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by Acquisition for inclusion in the Proxy Statement. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the opinion of Allen & Company Incorporated referred to in Section 4.06 hereof.

                  (b) The information provided by each of the Company and Acquisition for use in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or (ii) the time of the Company stockholders' meeting contemplated by such Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to any party hereto, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the Company and Acquisition thereof and take appropriate action in respect thereof.

         SECTION 7.03. Action by Stockholders. Except as otherwise provided in
Section 2.08(b) and except as otherwise required by the fiduciary duties of the Board of Directors of the Company (as determined in good faith by the Special Committee after consulting with its outside legal counsel): (a) the

Company, acting through its Board of Directors, shall, in accordance with applicable law, the Company Charter and the Company's bylaws, duly call, give notice of, convene and hold the Stockholders Meeting as soon as practicable after the Expiration Date for the purpose of adopting this Agreement and (b) the Company will, through the Board of Directors based on the recommendation of the Special Committee, (i) recommend to its stockholders the adoption of this Agreement, and (ii) use its best efforts to cause the Company's stockholders to approve and adopt this Agreement and approve the Merger (the "Company Stockholder Approval"). Acquisition shall vote all shares of Common Stock owned by it, if any, in favor of the adoption of this Agreement.

         SECTION 7.04. No Solicitation. The Company shall not, and shall not authorize or permit any of its officers, directors, employees or agents to directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Acquisition, any of its affiliates or representatives) (collectively, a "Person") concerning any merger, consolidation, tender offer, exchange offer, sale of all or substantially all of the Company's assets, sale of shares of capital stock or similar business combination transaction involving the Company or any principal operating or business unit of the Company or its Subsidiaries (an "Acquisition Proposal"). Notwithstanding the foregoing, (i) if the Company or the Special Committee receives an unsolicited, written indication of a willingness to make an Acquisition Proposal at a price per share which the Special Committee reasonably concludes is in excess of the Tender Offer Price from any Person and if the Special Committee reasonably concludes, based upon advice of its financial advisor, that the Person delivering such indication is capable of consummating such an Acquisition Proposal (based upon, among other things, the availability of financing and the capacity to obtain financing, the expectation of receipt of required antitrust and other regulatory approvals and the identity and background of such Person), then the Company or the Special Committee may, directly or indirectly, provide access to or furnish or cause to be furnished information concerning the Company's business, properties or assets to any such Person pursuant to an appropriate confidentiality agreement and the Company or the Special Committee may engage in discussions related thereto, and
(ii) the Company or the Special Committee may participate in and engage in discussions and negotiations with any Person meeting the requirement set forth in clause (i) above in response to a written Acquisition Proposal if the Special Committee concludes, upon advice of its legal counsel, that the failure to engage in such discussions or negotiations would be inconsistent with the Special Committee's (and the Board's) fiduciary duties to the Company's stockholders under applicable law. In the event that, after the Company has received a written Acquisition Proposal (without breaching its obligations under clause (i) or (ii) above) but prior to the purchase by Acquisition of Common Stock pursuant to the Tender Offer, the Special Committee determines, in good faith and upon advice of its financial advisor and legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Special Committee may do any or all of the following: (x) withdraw or modify the Board of Directors' approval or recommendation of the Tender Offer, the Merger or this Agreement and (y) terminate this Agreement in the manner, and under the circumstances, set forth in Section 9.01(g). Furthermore, nothing contained in this Section 7.04 shall prohibit the Company or its Board of Directors, upon the recommendation of the Special Committee, from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or otherwise which, in the judgment of the Special Committee upon advice of legal counsel, is necessary under applicable law or rules of any stock exchange. The Company shall promptly (but in any event within two days) advise Acquisition in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep Acquisition fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. So long as the River Acquisition

Agreement remains in effect, nothing contained in this Agreement shall prohibit or limit the rights and obligations of the Company to take such actions as may be required by the River Acquisition Agreement as it is in effect at the date of this Agreement and such actions shall not constitute a breach under this Agreement.

         SECTION 7.05. Directors' and Officers' Insurance and Indemnification.
(a) From and after the consummation of the Merger, the parties shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company and its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement, with the written approval of the Surviving Corporation (which approval shall not be unreasonably withheld), in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Merger, the parties shall cause the Surviving Corporation to periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                  (b) Acquisition and the Company agree that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Party as provided in the Company's Certificate of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the DGCL; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Company's Certificate of Incorporation or By-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation; and, provided further, that nothing in this Section 7.05 shall impair any rights or obligations of any present or former directors or officers of the Company.

                  (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 7.05, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.05 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

                  (d) The parties shall cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Date; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses in coverage; provided, further, if the existing D&O Insurance expires or is cancelled during such period, Acquisition or the Surviving Corporation will use its best efforts to obtain substantially similar D&O Insurance; provided, however, that if the aggregate annual premiums for such D&O Insurance (or successor insurance policy) at any time during such period exceed 200% of the per annum rate of premiums currently paid by the Company for such insurance on the date of this Agreement, then the parties will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate.

                  (e) This Section 7.05 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its respective successors and assigns.

         SECTION 7.06. Further Action; Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate the Tender Offer and consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, waivers, orders, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

                  (b) Notwithstanding the provisions of Section 7.06(a), nothing contained in this Agreement shall obligate Acquisition to take any action to consummate the Tender Offer, the Merger and the other transactions contemplated hereby, the consummation of which is dependent or conditioned on the receipt of any governmental or regulatory approval or consent, in the event that the approval or consent so received specifically includes conditions or restrictions in addition to those imposed by laws and regulations of general applicability as in effect from time to time (including conditions in addition to those imposed by existing laws and regulations which require the prior approval of any governmental or regulatory agency to the taking of any action or the consummation of any transaction), the direct or indirect effect of which is or would be, to restrict, limit or otherwise subject to penalty Acquisition in the ownership of its assets or the conduct of its business. For purposes of the foregoing, a condition, restriction or limitation arising out of any such approval or consent shall be deemed to be a restriction or limitation on Acquisition (regardless of whether Acquisition is a party to or otherwise legally obligated by such consent or approval) to the extent that the taking of an action or the consummation of a transaction by Acquisition would result in Acquisition, the Company or any Company Subsidiary being in breach or violation of such consent or approval or otherwise causing such consent or approval to terminate or expire.

                  (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

         SECTION 7.07. Public Announcements. Acquisition and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law, regulation or any listing agreement or arrangement to which the Company, Acquisition or an affiliate of Acquisition is a party with a securities exchange or securities quotation system if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         SECTION 7.08. Conveyance Taxes. Acquisition and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

         SECTION 7.09. Employee Benefits.

                  (a) For purposes hereof, "Affected Employees" shall mean those individuals who are employees of the Company and its subsidiaries immediately prior to the Effective Time.

                  (b) Surviving Corporation shall give the Affected Employees full credit, for purposes of eligibility, vesting and benefits accrual under any employee benefit plans or arrangements maintained by the Company, for the Affected Employees' service with the Company and the Company Subsidiaries to the same extent recognized by the Company and the Company Subsidiaries immediately prior to the Effective Time.

                  (c) Surviving Corporation shall provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans that the Affected Employees are eligible to participate in after the Effective Time.

                  (d) For a period of one year immediately following the Effective Time, the coverage and benefits provided to the Affected Employees pursuant to employee benefit plans and arrangements maintained by Surviving Corporation shall be, in the aggregate, no less favorable than those provided to the Affected Employees immediately prior to the Effective Time.

                  (e) The Company and Acquisition acknowledge that the consummation of the Merger shall constitute (i) a "Change in Control" for purposes of employment agreements between the Company and Affected Employees and
(ii) a "change in control of the Company" for purposes of severance agreements between the Company and Affected Employees.

         SECTION 7.10. Knowledge of Breach. If prior to the Closing Acquisition shall have actual knowledge of any breach of a representation and warranty or covenant of the Company, Acquisition shall promptly notify the Company of such knowledge, including the basis of such belief set forth in reasonable detail. If an officer of Acquisition had actual knowledge prior to the execution of this Agreement of a breach by the Company of any representation, warranty, covenant, agreement or condition of this Agreement, such breach shall not be deemed to be a breach of this Agreement for any purpose hereunder, and Acquisition shall not have any claim or recourse against the Company or its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives with respect to such breach.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

         SECTION 8.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) Stockholder Approval. If the Company Stockholder Approval is required by applicable law or by the rules of the American Stock Exchange (if they are applicable), the Company Stockholder Approval shall have been obtained.

                  (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts (subject to Section 7.06(b)) to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                  (c) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated.

                  (d) Lufthansa Supervisory Board. The Lufthansa Supervisory Board shall have approved this Agreement and the transactions contemplated by it not later than March 15, 1999.

                  (e) Purchase of Shares in the Tender Offer. Acquisition or its affiliates shall have purchased all the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

                  (a) by mutual consent of the Company (acting through the Special Committee) and Acquisition;

                  (b) by Acquisition, prior to its purchasing shares of Common Stock pursuant to the Tender Offer, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement which has not been cured, or if any representation or warranty of the Company shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured prior to May 31, 1999;

                  (c) by the Company, prior to Acquisition's purchasing shares of Common Stock pursuant to the Tender Offer, upon a material breach of any covenant or agreement on the part of Acquisition set forth in this Agreement which has not been cured, or if any representation or warranty of the Company or Acquisition shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured prior to May 31, 1999;

                  (d) by either Acquisition or the Company, if any permanent injunction, order, decree, ruling or other action by any Governmental Entity preventing the purchase of the shares of Common Stock which are tendered in response to the Tender Offer or consummation of the Merger shall have become final and nonappealable;

                  (e) by either Acquisition or the Company, if the Expiration Date shall not be May 31, 1999 or an earlier date (provided that the right to terminate this Agreement under this Section 9.01(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

                  (f) by Acquisition if: (i) the Board of Directors of the Company (acting through the Special Committee) shall withdraw, modify or change its recommendation so that it is not in favor of this Agreement or the Merger or shall have resolved to do any of the foregoing; or (ii) the Board of Directors of the Company (acting through the Special Committee) shall have recommended or resolved to recommend to its stockholders an Acquisition Proposal from someone other than Acquisition;

                  (g) by the Company if (i) the Company receives a Superior Proposal, (ii) the Company notifies Acquisition that the Company has received a Superior Proposal, stating in the notice (A) the material terms of the Superior Proposal, including the amount per share the Company's stockholders will receive per share of Common Stock (valuing any non-cash consideration at what the Special Committee determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration) and (B) that, unless Acquisition increases the Tender Offer Price to an amount at least as great as the amount per share the Company's stockholders would receive as a result of the Superior Proposal, the Company may terminate this Agreement, (iii) Acquisition does not, by 5:00 p.m., New York City time, on the second business day after the day on which the Company notifies Acquisition of the Superior Proposal, increase the Tender Offer Price to an amount at least as great as the amount per share the Company's stockholders would receive as a result of the Superior Proposal, as set forth in the notice from the Company, without changing or modifying any other of the terms and conditions of this Agreement and (iv) the Company has paid Acquisition the sums (including reimbursement of expenses), and delivered to Acquisition the agreement regarding further reimbursement of expenses, required by Section 9.05(b). A Superior Proposal is an Acquisition Proposal or unsolicited tender offer which (A) would result in the Company's stockholders receiving an amount per share which is greater than the Tender Offer Price, (B) is not subject to the outcome of a due diligence review of the Company's business or financial condition, (C) is not subject to a financing contingency and is from a potential acquiror which the Special Committee reasonably concludes, based upon advice of its financial advisor, is capable of consummating the Acquisition Proposal or, if it is subject to a financing contingency, the Special Committee concludes, based on advice of its financial advisor, it is reasonably likely that the financing contingency will be fulfilled and (D) the Special Committee determines in good faith, after consultation with its financial advisor, to be more favorable to the Company's stockholders than the Tender Offer and Merger contemplated by this Agreement;

                  (h) by either the Company (acting through the Special Committee) or Acquisition, if the Lufthansa Supervisory Board shall not have approved this Agreement and the transactions contemplated hereby by March 15, 1999;

                  (i) by the Company, if Acquisition shall have terminated the Tender Offer, or the Tender Offer shall have expired, without Acquisition purchasing any shares of Common Stock pursuant thereto, provided that the Company may not terminate this Agreement pursuant to this Section 9.01(i) if the Company is in material breach of this Agreement; and

                  (j) by the Company, if the Lufthansa Executive Board shall have withdrawn or negatively modified its recommendation to the Lufthansa Supervisory Board that it approve the transactions which are the subject of this Agreement.

The right of any party hereto to terminate this Agreement pursuant to this
Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

         SECTION 9.02. Effect of Termination. Except as provided in Section 9.05 or Section 10.01(b), in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto, or any of their respective officers or directors, to the other and all rights and obligations of any party hereto shall cease; provided, however, that (a) nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and (b) a termination of this Agreement after Acquisition purchases shares of Common Stock pursuant to the Tender Offer but before the Effective Time will not affect any provisions of this Agreement relating to the Tender Offer, to the Offer Documents or to any other documents relating to the Tender Offer which are filed with the SEC in connection with the Tender Offer.

         SECTION 9.03. Amendment. Before or after adoption of this Agreement by the stockholders of the Company, this Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that (a) any such amendment shall, on behalf of the Company, have been approved by the Special Committee and (b) after adoption of this Agreement by the stockholders of the Company, no amendment which under applicable law may not be made without the approval of the stockholders of the Company may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 9.04. Waiver. At any time prior to the Effective Time, either the Company (acting through the Special Committee), on the one hand, or Acquisition, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and, with respect to extensions or waivers granted by the Company, if the Special Committee shall have approved such waiver or extension.

         SECTION 9.05. Expenses and Other Payments. (a) Subject to paragraph (b) of this Section 9.05, all costs and expenses (including any expenses related to any claims or litigation in connection with the transactions contemplated by this Agreement, or any settlement thereof), including, without limitation, fees and disbursements of counsel, financial advisors and accountants and other out-of-pocket expenses, incurred or to be incurred by the parties hereto in connection with the transactions contemplated hereby (with respect to such party, its "Expenses"), shall be borne solely and entirely by the party which has incurred such costs and expenses; provided, however, that all costs and expenses related to printing and mailing the Proxy Statement shall be borne by the Company.

                  (b) The Company agrees that if this Agreement is terminated by Acquisition pursuant to clause (i) or (ii) of Section 9.01(f) hereof, or if this Agreement is terminated by the Company pursuant to Section 9.01(g) hereof, at or before the time when this Agreement is terminated by the Company, or promptly after this Agreement is terminated by Acquisition, the Company will (i) pay Acquisition $3,500,000 ($2,625,000 if this Agreement is terminated before the Lufthansa Supervisory Board approves this Agreement and the transactions contemplated by it), (ii) reimburse Acquisition for the reasonable expenses incurred by Acquisition in connection with the transactions which are the subject of this Agreement for which the Company has received reasonable supporting documentation, and (iii) agree in writing to reimburse Acquisition, promptly after the Company receives reasonable supporting documentation, for additional reasonable expenses which were or are incurred by Acquisition in connection with the transactions which are the subject of this Agreement, provided that the total reimbursement of expenses by the Company will not exceed $875,000 if this Agreement is terminated by Acquisition pursuant to clause (i) or (ii) of Section 9.01(f) hereof, or by the Company pursuant to Section 9.01(g) hereof, before the Lufthansa Supervisory Board approves this Agreement and the transactions contemplated by it, and will not exceed $1,750,000 if this Agreement is terminated by Acquisition pursuant to clause (i) or (ii) of Section 9.01(f) hereof, or by the Company pursuant to Section 9.01(g) hereof, after the Lufthansa Supervisory Board approves this Agreement and the transactions contemplated by it.

                                   ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.01. Effectiveness of Representations, Warranties and Agreements. (a) Except as set forth in Section 10.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

                  (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article IX, except that the agreements set forth in Articles II, III and X and Section 7.05 shall survive the Effective Time and those set forth in the last sentence of Section 7.01 and Sections 9.02 and 9.05 and Article X shall survive termination.

         SECTION 10.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

        (a) If to Acquisition:

        c/o GlobeGround GmbH
        Lufthansa-Basis, Geb. 357
        D-60546 Frankfurt am Main
        Germany
        Attention: Peter Bluth
        Telecopier No.: 46-69-696-6833
        with separate copies to:

        Lufthansa German Airlines
        1640 Hempstead Turnpike
        East Meadow, New York  11554
        Attention: Arthur Molins
        Telecopier No.: (516) 296-9399

        and

        Rogers & Wells LLP
        200 Park Avenue
        New York, NY  10128
        Attention:  David W. Bernstein
        Telecopier:  212-878-8375

        (b) If to the Company:

        Hudson General Corporation
        111 Great Neck Road
        P.O. Box 355
        Great Neck, NY 11022
        Attention: Chief Executive Officer
        Telecopier No.: (516) 773-0343

        with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, New York 10022
        Attention: Daniel E. Stoller
        Telecopier No.: (212) 735-2000

         SECTION 10.03. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "business day" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the SEC or The American Stock Exchange, Inc. is closed;

                  (c) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or polices of a person or entity, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                  (d) "person" means any person or any corporation, partnership, limited liability company or other legal entity; and

                  (e) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization.

         SECTION 10.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.06. Entire Agreement. This Agreement, together with the guaranty by GlobeGround and the other documents delivered in connection herewith, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         SECTION 10.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void, provided that Acquisition may assign its rights, but not its obligations, under this Agreement to any of its subsidiaries.

         SECTION 10.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 7.05 and 7.09, which provisions are intended to benefit and may be enforced by the beneficiaries thereof), is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

         SECTION 10.10. Submission to Jurisdiction; Waivers. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery, or other courts, of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the courts for any reason other than the failure to serve process in accordance with this
Section 10.10, (c) that it, or its property, is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient


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
forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         SECTION 10.11. Enforcement of this Agreement. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (b) The parties hereto acknowledge and agree that no director, officer, employee, stockholder, affiliate or representative of Acquisition shall have any liability whatsoever for any obligation or liability of Acquisition.

         SECTION 10.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


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
                                     ANNEX A

         Notwithstanding any other provisions of the Tender Offer, and in addition to (and not in limitation of) Acquisition's rights to extend and amend the Tender Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition's obligation to pay for or return tendered shares of Common Stock promptly after termination or withdrawal of the Tender Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Common Stock, and may terminate the Tender Offer if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Tender Offer, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after February 15, 1999 and before the time of acceptance of shares of Common Stock for payment pursuant to the Tender Offer, any of the following events shall occur:

                  (a) The Lufthansa Supervisory Board does not approve this Agreement, the Tender Offer, and the Merger by March 15, 1999;

                  (b) Any statute, rule, regulation, order or injunction has been enacted, promulgated, entered or enforced by any national or state government or governmental authority or by any United States court of competent jurisdiction, which (i) prohibits, or imposes any material limitations on, Acquisition's or its parent's ownership or operation of all or a material portion of the Company's businesses or assets, (ii) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Common Stock or the consummation of the Tender Offer or the Merger, (iii) results in a material delay in or restricts the ability of Acquisition, or renders Acquisition unable, to accept for payment, pay for or purchase some or all of the tendered Common Stock, or (iv) imposes material limitations on the ability of Acquisition or its parent effectively to exercise full rights of ownership of the tendered Common Stock, including, without limitation, the right to vote the tendered Common Stock purchased by it on all matters properly presented to the Company's stockholders, provided that Acquisition shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted; provided further that the condition specified in this paragraph (b) shall not be deemed to exist by reason of any court proceeding pending on the date hereof and known to Acquisition, unless in the reasonable judgment of its parent there is any material adverse development in any such proceeding after the date hereof, or before the date hereof if not known to Acquisition on the date hereof, which would result in any of the consequences referred to in clauses (i) through (iv) above;

                  (c) The representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of consummation of the Tender Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case, (i) for changes specifically permitted by the Merger Agreement and
(ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Company Material Adverse Effect;

                  (d) The Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Acquisition Proposal or similar business combination with the Company;


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
                  (e) The Agreement has been terminated in accordance with its terms; or

                  (f) The Company's Board of Directors or the Special Committee has withdrawn or modified in a manner adverse to Acquisition the Board's approval or recommendation of the Tender Offer or the Merger.

         The conditions set forth above are for the sole benefit of Acquisition, and may be waived by Acquisition, in whole or in part. Any delay by Acquisition in exercising the right to terminate the Tender Offer because any of the conditions are not fulfilled will not be deemed a waiver of its right to do so.

         IN WITNESS WHEREOF, the Company and Acquisition have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
HUDSON GENERAL CORPORATION

By: /s/ Michael Rubin
Name: Michael Rubin
Title:  President


ACQUISITION:
GLGR ACQUISITION CORPORATION

By: /s/ Arthur Molins
Name: Arthur Molins
Title: Vice President

                                    GUARANTY

         In order to induce Hudson General Corporation (the "Company") to enter into the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 15, 1999, between the Company and GLGR Acquisition Corp. ("Acquisition"), GlobeGround GmbH, a German company, (1) unconditionally guarantees all the obligations of Acquisition under the Merger Agreement, (2) agrees to provide to Acquisition all the funds Acquisition requires to pay for shares which are properly tendered in response to the Tender Offer described in the Merger Agreement and not withdrawn, (3) agrees to provide the Company, as the surviving corporation of the merger which is the subject of the Merger Agreement, all funds the Company requires to pay the Merger Consideration specified in the Merger Agreement with regard to the Common Stock of the Company which is issued and outstanding immediately prior to the Effective Time of that Merger and to cash out all outstanding options pursuant to the Merger Agreement and (4) agrees to be bound by the provisions of Section 10.10 of the Merger Agreement.

February 15, 1999                            GLOBEGROUND GmbH

                                             By: /s/ Dr. Raoul Hille
                                                 -------------------------------

                                             By: /s/ Peter Bluth
                                                 -------------------------------


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